UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 29, 2007
ACCESS WORLDWIDE COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-23489	52-1309227
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1820 North Fort Myer Drive, Arlington, Virginia		22209
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(703) 292-5210
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

Item 7.01 Regulation FD

On June 29, 2007, all holders of convertible promissory notes with Access Worldwide Communications, Inc. (the “Company”) agreed to convert their convertible promissory notes (the “Convertible Notes”) to common stock, par value $0.01 of the Company (the “Common Stock”), thereby terminating their convertible promissory notes. The Convertible Notes were originally issued on three separate closing dates; 07/15/2003, amended 10/13/2006 (“Convertible I”); 12/14/2004 (“Convertible II); and 03/17/2006 (“Convertible III”). Amended Convertible I, which had a maturity date of 10/01/09, was originally convertible at a ratio of 2.0 shares of Common Stock per $1.00 invested. As consideration for early conversion, Convertible I was converted at a ratio of approximately 2.125 shares of Common Stock per $1.00 invested. Convertible II, which had a maturity date of 03/15/2008, was originally convertible at a ratio of 1.0 share of Common Stock per $1.00 dollar invested. As consideration for early conversion, Convertible II was converted at a ratio of approximately 2.048 shares of Common Stock per $1.00 invested. Convertible III, which had a maturity date of 03/17/09, was originally convertible at a ratio of 2.0 shares of Common Stock per $1.00 invested. As consideration for early conversion, Convertible III was converted at a ratio of approximately 2.098 shares of Common Stock per $1.00 invested. The number of shares of Common Stock issued upon conversion of the Convertible Notes totaled eleven million eight hundred eighteen thousand five hundred sixty (11,818,560) (the “Issued Stock”). The initial investment for the Issued Stock totaled $5,635,000.

For further information, reference is made to the Company’s press release, dated July 2, 2007, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press Release, Access Worldwide Communications, Inc., July 2, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCESS WORLDWIDE COMMUNICATIONS, INC.
(Registrant)

Date: July 2, 2007	By	/s/ Mark Wright
Mark Wright
General Counsel, Secretary